Exhibit 99.1

River Valley Bancorp
Announces Retirement of Senior Accounting Officer
and Names Replacement

For Immediate Release
Wednesday, December 27, 2006

Madison, Indiana - December 27, 2006- River Valley Bancorp (NASDAQ “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today the retirement of its senior accounting officer and named his replacement. Larry C. Fouse, Treasurer, and Vice President of River Valley Financial Bank, announced his intentions to retire as of May 1, 2007. At the same time, it was announced that Vickie Grimes, Controller, would assume those responsibilities commencing with Mr. Fouse’s retirement.

Mrs. Grimes has been employed with the Bank since early 2000, has served in a number of capacities within the organization, and more recently as the Internal Auditor. In addition to those responsibilities, she headed and directed the internal development of standards associated with fulfilling Sarbanes-Oxley Section 404 guidance. She is a graduate of Indiana University - Southeast with a Bachelor of Science in Business Administration and concentration in Accounting. As well, she is a graduate of a Cannon advance degree program. Prior to returning to Indiana in 1998, she served as the controller in another bank environment in Pueblo, Colorado.

“We are excited for Larry as he looks forward to retirement”, stated Matthew P. Forrester, president of the Corporation. “We sincerely appreciate his years of service, and his consideration in seeing us through this fiscal year-end and the associated filings. Likewise, we are confident that his responsibilities will be in the very capable hands of Mrs. Grimes. Unlike most institutions, we already had the ideal successor on staff. She is a very bright, energetic individual that has all the skill sets, and abilities to direct our financial operation.”

River Valley Bancorp/River Valley Financial Bank is based in Madison, Indiana and has seven locations in the Madison, Hanover, Charlestown, and Sellersburg, Indiana area. An eighth office is located in Carrollton, KY.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949